PIPER & MARBURY
                                  L.L.P.
                           Charles Center South
                          36 South Charles Street
                      Baltimore, Maryland 21201-3018
                               410-539-2530
                             Fax: 410-539-0489



                                             March 31, 1997



Goldman Sachs Equity Portfolios, Inc.
4900 Sears Tower
Chicago, Illinois 60606

     Re:  Goldman Sachs Equity Portfolios, Inc. Rule 24f-2 Notice
          -------------------------------------------------------

Dear Sirs:

     We have acted as Maryland counsel to Goldman Sachs Equity Portfolios, Inc. (the "Company"). In that capacity, the Company has requested that we render the opinion of counsel referred to in paragraph (b)(1) of Rule 24f-2 under the Investment Company Act of 1940, as amended, in connection with the Company's filing of a Rule 24f-2 Notice dated March 31, 1997 pursuant to such Rule 24f-2 for the Company's fiscal year ended January 31, 1997 (the "Rule 24f-2 Notice").

     In response to the Company's request, we have examined the Company's charter and by-laws, a good-standing certificate recently issued by the State Department of Assessments and Taxation of Maryland, certificates of officers of the Company, dated the date hereof, upon which we have relied without independent verification and such statutes, regulations, corporate records and documents that we deemed necessary or advisable for purposes of the following opinion. We have also relied on the statements contained in the Company's Rule 24f-2 Notice regarding the matters set forth therein. In such examination we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with originals of all documents submitted to us as copies.

     On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

     1. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and

Goldman Sachs Equity Portfolios, Inc.
March 31, 1997
Page 2



     2. The 10,748,058 shares of Goldman Sachs Capital Growth Fund, the 8,577,193 shares of Goldman Sachs Select Equity Fund, the 3,164,463 shares of Goldman Sachs Small Cap Equity Fund, the 17,073,582 shares of the Goldman Sachs International Equity Fund, the 8,928,412 shares of Goldman Sachs Growth and Income Fund, the 1,954,361 shares of the Goldman Sachs Balanced Fund, the 8,855,040 shares of Goldman Sachs Asia Growth Fund and the 710,818 shares of the Goldman Sachs Mid-Cap Equity Fund or an aggregate of 60,011,927 shares of Common Stock of the Company, par value $.001 per share, reported by the Company in the Rule 24f-2 Notice as having been sold during its fiscal year ended January 31, 1997 in reliance on Rule 24f-2, were legally issued, fully paid and nonassessable.

     We are admitted to practice under the laws of the State of Maryland, and we express no opinion as to the laws of any jurisdiction other than the State of Maryland. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Company's Rule 24f-2 Notice pursuant to the Investment Company Act of 1940, as amended.

                                        Very truly yours,

                                        Piper & Marbury L.L.P.